FISCAL YEAR 2001 BONUS PLAN

                                              FOR CERTAIN EXECUTIVE OFFICERS

         Messrs. Gregory Lumsden and Marshall Gates participate in a bonus plan which is set forth in a written memorandum from Stanford Kurland to each of Messrs. Lumsden and Gates dated October 2, 2000.